CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$5,060,810	$651.83

PRICING SUPPLEMENT NO. 2036 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-177923 Dated December 26, 2013

JPMorgan Chase & Co. Contingent Return Optimization Securities

$5,060,810 Linked to the Russell 2000® Index due June 30, 2016

Investment Description
Contingent Return Optimization Securities, which we refer to as the "Securities," are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase"), with returns linked to the performance of the Russell 2000® Index (the "Index"). If the Final Index Level is greater than or equal to the Trigger Level, JPMorgan Chase will repay your principal amount at maturity plus pay a return equal to the greater of the 6.00% Contingent Return and the Index Return, up to the Maximum Gain of 25.50%. If the Final Index Level is less than the Trigger Level, JPMorgan Chase will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Index Return. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. You will not receive dividends or other distributions paid on any stocks included in the Index, and the Securities will not pay interest. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑Contingent Return With Participation in Positive Performance of the Index Up to the Maximum Gain — At maturity, JPMorgan Chase will pay you the principal amount of the Securities plus a minimum return of 6.00% as long as the level of the Index does not close below the Trigger Level on the Final Valuation Date. The Securities also provide for the participation in any positive performance of the Index above the 6.00% Contingent Return up to a Maximum Gain of 25.50%. If the Final Index Level is less than the Trigger Level, you will be fully exposed to the negative performance of the Index at maturity.

❑Contingent Repayment of Principal — The Contingent Return feature also provides for the contingent repayment of your principal at maturity. If you hold the Securities to maturity and the Final Index Level is greater than or equal to the Trigger Level, JPMorgan Chase will pay you at least your principal amount plus the Contingent Return. If you hold the Securities to maturity and the Final Index Level is below the Trigger Level, your investment will be fully exposed to any negative Index Return at maturity and JPMorgan Chase will pay less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the Index's decline from the Trade Date to the Final Valuation Date. The contingent repayment of principal applies only if you hold the Securities to maturity. You may lose some or all of your principal. Any payment on the Securities, including any repayment of your principal amount, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date	December 26, 2013
	Settlement Date	December 31, 2013
	Final Valuation Date[1]	June 22, 2016
	Maturity Date[1]	June 30, 2016
	[1]	Subject to postponement in the event of a market disruption event and as described under "Description of Securities — Payment at Maturity" and "Description of Securities — Postponement of the Final Valuation Date" in the accompanying product supplement no. UBS-4-II

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES MAY HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 5 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-11 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-4-II AND UNDER "RISK FACTORS" BEGINNING ON PAGE US-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT NO. 1 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
We are offering Contingent Return Optimization Securities linked to the Russell 2000® Index. The Securities are offered for a minimum investment of 100 Securities at the price to public described below. The return on the Principal Amount is subject to, and will not exceed, the Maximum Gain.

Index	Contingent Return	Maximum Gain	Initial Index Level	Trigger Level	CUSIP	ISIN
Russell 2000® Index	6.00%	25.50%	1,162.65	871.99, which is 75% of the Initial Index Level	48127A583	US48127A5838

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this pricing supplement. The Securities will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-4-II dated March 6, 2013, underlying supplement no. 1-I dated November 14, 2011 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in product supplement no. UBS-4-II, will supersede the terms set forth in product supplement no. UBS-4-II. In particular, please refer to "Additional Terms Specific to the Securities" in this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement, product supplement no. UBS-4-II and underlying supplement no 1-I. Any representation to the contrary is a criminal offense.

	Price to Public[1,2]		Fees and Commissions[2,3]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Russell 2000® Index	$5,060,810	$10.00	$98,329.50	$0.225	$4,962,480.50	$9.775

[1]	See "Supplemental Use of Proceeds" in this pricing supplement for information about the components of the price to public of the Securities.
[2]	With respect to $690,610 aggregate principal amount of Securities sold to certain fee-based advisory accounts for which UBS Financial Services Inc., which we refer to as UBS, is an investment adviser, UBS will act as a placement agent. The purchase price for these accounts will be $9.775 per Security and UBS will forgo any selling commissions related to these sales.
[3]	With respect to $4,370,200 aggregate principal amount of Securities sold to brokerage accounts, UBS will receive selling commissions from us of $0.225 per $10 principal amount Security. See "Underwriting (Conflicts of Interest)" beginning on page PS-45 of the accompanying product supplement no. UBS-4-II.

The estimated value of the Securities, when the terms of the Securities were set, as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, was $9.658 per $10 principal amount Security. See "JPMS's Estimated Value of the Securities" in this pricing supplement for additional information.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-4-II dated March 6, 2013 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the Securities, supplements the free writing prospectus related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-4-II and "Risk Factors" in the accompanying underlying supplement no. 1-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-4-II dated March 6, 2013: http://www.sec.gov/Archives/edgar/data/19617/000095010313001568/crt_dp36767-424b2.pdf
♦	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
♦	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
♦	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this pricing supplement, the "Issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Additional Terms Specific to the Securities

The Securities are "securities" as defined in the accompanying product supplement no. UBS-4-II. Notwithstanding anything to the contrary in the accompanying product supplement no. UBS-4-II:

♦	the payment at maturity on the Securities will be determined as set forth under "Final Terms — Payment at Maturity (per $10)" in this pricing supplement; and
♦	the Trigger Level will be rounded to the nearest hundredth, with five thousandths rounded upward (e.g., 0.765 would be rounded up to 0.77).

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the Index.

♦You believe the level of the Index will increase over the term of the Securities and that the appreciation is unlikely to exceed an amount equal to the Maximum Gain indicated on the cover hereof.

♦You understand and accept that your potential return is limited by the Maximum Gain and you are willing to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Index.

♦You are willing and able to hold the Securities to maturity, a term of 30 months.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS, is willing to trade the Securities.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦You require an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate a loss of all or a substantial portion of your investment , or you are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the Index.

♦You believe the level of the Index will decline over the term of the Securities and is likely to close below the Trigger Level on the Final Valuation Date, or you believe the Index will appreciate over the term of the Securities by more than the Maximum Gain indicated on the cover hereof.

♦You seek an investment that has unlimited return potential without a cap on appreciation.

♦You are unwilling to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦You seek current income from your investment or prefer not to forgo dividends paid on the stocks included in the Index.

♦You are unable or unwilling to hold the Securities to maturity, a term of 30 months, and seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 5 of this pricing supplement, "Risk Factors" in the accompanying product supplement no. UBS-4-II and "Risk Factors" in the accompanying underlying supplement no. 1-I for risks related to an investment in the Securities.

Final Terms
Issuer:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security for brokerage account investors; $9.775 per Security for certain advisory account investors (both subject to a minimum purchase of 100 Securities)
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount.
Index:	Russell 2000® Index
Term:	30 months. The Securities priced on December 26, 2013 and are expected to settle on or about December 31, 2013.
Payment at Maturity (per $10):

If the Final Index Level is greater than or equal to the Trigger Level, JPMorgan Chase will make a cash payment per $10 principal amount Security equal to:

$10.00 + ($10.00 × the greater of: (a) the Contingent Return and (b) the Index Return, subject to the Maximum Gain)

If the Final Index Level is less than the Trigger Level, JPMorgan Chase will make a cash payment per $10 principal amount Security equal to:

$10.00 + ($10.00 × Index Return)

In this scenario, you will be exposed to the decline of the Index and you will lose some or all of your principal amount in an amount proportionate to the negative Index Return.

Index Return:	(Final Index Level – Initial Index Level) Initial Index Level
Contingent Return:	6.00%
Maximum Gain:	25.50%
Initial Index Level:	The Index Closing Level on the Trade Date, which was 1,162.65
Final Index Level:	The Index Closing Level on the Final Valuation Date
Trigger Level:	871.99, which is 75% of the Initial Index Level

Investment Timeline
Trade Date	The Initial Index Level is determined. The Maximum Gain is finalized.

Maturity Date

The Final Index Level and the Index Return are determined.

If the Index Return is greater than or equal to the Trigger Level, JPMorgan Chase will pay you a cash payment per $10 principal amount Security equal to:

$10.00 + ($10.00 × the greater of: (a) the Contingent Return and (b) the Index Return, subject to the Maximum Gain)

If the Final Index Level is less than the Trigger Level, JPMorgan Chase will pay you a cash payment per $10 principal amount Security equal to:

$10 + ($10 × Index Return).

Under these circumstances, you will be exposed to the decline of the Index and you will lose some or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as "open transactions" that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price.

However, the Internal Revenue Service (the "IRS") or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the "constructive ownership" regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Index. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-4-II and the "Risk Factors" section of the accompanying underlying supplement no. 1-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before investing in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. We will pay you the principal amount of your Securities in cash only if the Final Index Level has not declined below the Trigger Level. If the Final Index Level is less than the Trigger Level, you will lose some or all of your principal amount in an amount proportionate to the negative Index Return. Accordingly, you could lose up to your entire principal amount.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	The Appreciation Potential of the Securities Is Limited by the Maximum Gain — The appreciation potential of the Securities is limited by the Maximum Gain. Accordingly, the appreciation potential of the Securities will be limited by the Maximum Gain even if the Index Return is greater than the Maximum Gain.
♦	The Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Index Closing Level is above the Trigger Level. If you hold the Securities to maturity, JPMorgan Chase will repay your principal amount as long as the Final Index Level is not below the Trigger Level. However, if the Final Index Level is less than the Trigger Level, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the level of the Index from the Trade Date to the Final Valuation Date. The contingent repayment of principal based on whether the Final Index Level is below the Trigger Level applies only at maturity.
♦	Your Ability to Receive the Contingent Return May Terminate on the Final Valuation Date — If the Final Index Level is less than the Trigger Level, you will not be entitled to receive the Contingent Return on the Securities. Under these circumstances you will lose some or all of your principal amount in an amount proportionate to the negative Index Return. In addition, the Contingent Return applies only at maturity and any sale price prior to maturity will not reflect the full Contingent Return even if the level of the Index exceeds the Trigger Level at the time of sale.
♦	No Interest Payments — JPMorgan Chase will not make any interest payments to you with respect to the Securities.

♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the applicable Securities when the terms of the Securities are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to the Securities Generally" in the accompanying product supplement no. UBS-4-II for additional information about these risks.
♦	The Probability That the Final Index Level Will Fall Below the Trigger Level on the Final Valuation Date Will Depend on the Volatility of the Index — "Volatility" refers to the frequency and magnitude of changes in the level of the Index. Greater expected volatility with respect to the Index reflects a higher expectation as of the Trade Date that the level of the Index could close below its Trigger Level on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. In addition, the Maximum Gain is finalized on the Trade Date and depends in part on this expected volatility. However, the Index's volatility can change significantly over the term of the Securities. The level of the Index for your Securities could fall sharply, which could result in a significant loss of principal.
♦	JPMS's Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS's estimated value is only an estimate using several factors. The original issue price of the Securities exceeds JPMS's estimated value of the applicable Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, if any, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates — JPMS's estimated value of the applicable Securities is determined by reference to JPMS's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the applicable Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, if any, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Securities" in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions, if any, and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.
The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See "— Lack of Liquidity" below.

♦	Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, if any, projected hedging profits, if any, estimated hedging costs and the level of the Index, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected volatility in the level of the Index;
♦	the time to maturity of the Securities;
♦	the dividend rates on the equity securities underlying the Index;
♦	interest and yield rates in the market generally; and
♦	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
♦	The Payment at Maturity on Your Securities Is Not Based on the Level of the Index at Any Time Other Than the Trade Date and the Final Valuation Date — The Final Index Level will be based solely on the Index Closing Level on the Final Valuation Date, and the Index Return will be based on the Final Index Level as compared to the Initial Index level. Therefore, if the Index Closing Level drops precipitously on the Final Valuation Date from the Initial Index Level, the payment at maturity on your Securities that the Issuer makes to you may be significantly less than it would otherwise have been had the payment at maturity been linked to the Index Closing Level at a time prior to such drop. Although the Index Closing Level on the maturity date or at other times during the term of your Securities may be higher than the Index Closing Level on the Final Valuation Date, you will not benefit from the Index Closing Level at any time other than the Final Valuation Date.
♦	Investing in the Securities Is Not Equivalent to Investing in the Stocks Composing the Index — Investing in the Securities is not equivalent to investing in the stocks included in the Index. As an investor in the Securities, you will not have any ownership interest or rights in the stocks included in the Index, such as voting rights, dividend payments or other distributions.
♦	Your Return on the Securities Will Not Reflect Dividends on the Stocks Composing the Index — Your return on the Securities will not reflect the return you would realize if you actually owned the stock included in the Index and received the dividends on the stock included in the Index. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the Final Index Level, which reflects the Index Closing Level on the Final Valuation Date without taking into consideration the value of dividends on the stock included in the Index.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Index and could affect the value of the Index, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Index — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Index or in futures, options or other derivative products on the Index may adversely affect the market value of the Index and, therefore, the market value of the Securities.

Risks Relating to the Securities Linked to the Index

♦	An investment in the Securities is Subject to Risks Associated with Small Capitalization Stocks — The equity securities included in the Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

Hypothetical Examples and Return Table

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 Security for a hypothetical range of Index Returns from -100.00% to +100.00% and reflect the Initial Index Level of 1,162.65, a Trigger Level of 871.99 (which is 75.00% of the Initial Index Level) and the Maximum Gain of 25.50%. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Final Index Level, which will be determined on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Index Level	Index Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)[1]	Return at Maturity per $9.775 issue price (%)[2]
2,325.30	100.00%	$12.55	25.50%	28.39%
2,209.04	90.00%	$12.55	25.50%	28.39%
2,092.77	80.00%	$12.55	25.50%	28.39%
1,976.51	70.00%	$12.55	25.50%	28.39%
1,860.24	60.00%	$12.55	25.50%	28.39%
1,743.98	50.00%	$12.55	25.50%	28.39%
1,627.71	40.00%	$12.55	25.50%	28.39%
1,511.45	30.00%	$12.55	25.50%	28.39%
1,459.13	25.50%	$12.55	25.50%	28.39%
1,395.18	20.00%	$12.00	20.00%	22.76%
1,337.05	15.00%	$11.50	15.00%	17.65%
1,278.92	10.00%	$11.00	10.00%	12.53%
1,232.41	6.00%	$10.60	6.00%	8.44%
1,220.78	5.00%	$10.60	6.00%	8.44%
1,162.65	0.00%	$10.60	6.00%	8.44%
1,104.52	-5.00%	$10.60	6.00%	8.44%
1,046.39	-10.00%	$10.60	6.00%	8.44%
930.12	-20.00%	$10.60	6.00%	8.44%
871.99	-25.00%	$10.60	6.00%	8.44%
813.86	-30.00%	$7.00	-30.00%	-28.39%
697.59	-40.00%	$6.00	-40.00%	-38.62%
581.33	-50.00%	$5.00	-50.00%	-48.85%
465.06	-60.00%	$4.00	-60.00%	-59.08%
348.80	-70.00%	$3.00	-70.00%	-69.31%
232.53	-80.00%	$2.00	-80.00%	-79.54%
116.27	-90.00%	$1.00	-90.00%	-89.77%
0.00	-100.00%	$0.00	-100.00%	-100.00%

[1]	The "Return at Maturity" is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount to the issue price of $10 per Security for all brokerage account investors.
[2]	The "Return at Maturity" is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount to the issue price of $9.775 per Security, which is the issue price for investors in advisory accounts.

Example 1 — The level of the Index increases by 60% from the Initial Index Level of 1,162.65 to the Final Index Level of 1,860.24.

Because the Final Index Level is greater than the Trigger Level, JPMorgan Chase will pay you your principal amount plus a return equal to the product of (i) the principal amount times (ii) the greater of (a) the Contingent Return of 6% and (b) the Index Return, subject to the Maximum Gain.

Because the Index Return of 60% is greater than the Contingent Return of 6% and the Maximum Gain of 25.50%, at maturity, JPMorgan Chase will pay you a cash payment per $10 principal amount Security equal to:

$10.00 + ($10.00 × Maximum Gain)
$10.00 + ($10.00 × 25.50%) = $12.55

You would receive $12.55 at maturity for each $10 principal amount Security for a total return on the Securities equal to the Maximum Gain of 25.50% for brokerage account investors and 28.39% for advisory account investors.

Example 2 — The level of the Index increases by 15% from the Initial Index Level of 1,162.65 to the Final Index Level of 1,337.05.

Because the Final Index Level is greater than the Trigger Level, JPMorgan Chase will pay you your principal amount plus a return equal to the product of (i) the principal amount times (ii) the greater of (a) the Contingent Return of 6% and (b) the Index Return, subject to the Maximum Gain.

Because the Index Return of 15% is greater than the Contingent Return of 6%, but is less than the Maximum Gain of 25.50%, at maturity, JPMorgan Chase will pay you a cash payment per $10 principal amount Security equal to:

$10.00 + ($10.00 × Index Return)
$10.00 + ($10.00 × 15.00%) = $11.50

You would receive $11.50 at maturity for each $10 principal amount Security for a total return on the Securities equal to the Index Return of 15.00% for brokerage account investors and 17.65% for advisory account investors.

Example 3 — The level of the Index decreases by 10% from the Initial Index Level of 1,162.65 to the Final Index Level of 1,046.39.

Even though the level of the Index has declined, because the Final Index Level is greater than the Trigger Level, JPMorgan Chase will pay you your principal amount plus a return equal to the product of (i) the principal amount times (ii) the greater of (a) the Contingent Return of 6% and (b) the Index Return, subject to the Maximum Gain.

Because the Index Return of -10.00% is less than the Contingent Return of 6%, at maturity, JPMorgan Chase will pay you a cash payment per $10 principal amount Security equal to:

$10.00 + ($10.00 × Contingent Return)
$10.00 + ($10.00 × 6.00%) = $10.60

You would receive $10.60 at maturity for each $10 principal amount Security for a total return on the Securities equal to the Contingent Return of 6.00% for brokerage account investors and 8.44% for advisory account investors.

Example 4 — The level of the Index decreases by 60% from the Initial Index Level of 1,162.65 to the Final Index Level of 465.06.

Because the Final Index Level is less than the Trigger Level, JPMorgan Chase will not pay the Contingent Return and you will lose 1% of the principal amount for each 1% that the Index Return is below 0%.

Because the Index Return is -60.00% at maturity, JPMorgan Chase will pay you a payment at maturity of $4.00 per $10.00 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Index Return)
$10.00 + ($10.00 × -60.00%) = $4.00

You would receive $4.00 at maturity for each Security for a loss on the Securities of 60% (proportionate to the negative Index Return) for brokerage account investors and 59.08% for advisory account investors.

If the Final Index Level is less than the Trigger Level, investors will be exposed to the negative Index Return at maturity, resulting in a loss of principal that is proportionate to the Index's decline from the Trade Date to the Final Valuation Date. Investors could lose some or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Index

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under "Equity Index Descriptions — The Russell Indices" in the accompanying underlying supplement no. 1-I.

Historical Information

The following table sets forth the quarterly high and low Index Closing Levels, based on daily Index Closing Levels as reported by Bloomberg Professional® service ("Bloomberg"), without independent verification. The information given below is for the four calendar quarters in each of 2008, 2009, 2010, 2011 and 2012 and the first, second and third calendar quarters of 2013. Partial data is provided for the fourth calendar quarter of 2013. The Index Closing Level on December 26, 2013 was 1,162.65. We obtained the Index Closing Levels and other information below from Bloomberg, without independent verification. You should not take the historical levels of the Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2008	3/31/2008	753.55	643.97	687.97
4/1/2008	6/30/2008	763.27	686.07	689.66
7/1/2008	9/30/2008	754.38	657.72	679.58
10/1/2008	12/31/2008	671.59	385.31	499.45
1/1/2009	3/31/2009	514.71	343.26	422.75
4/1/2009	6/30/2009	531.68	429.16	508.28
7/1/2009	9/30/2009	620.69	479.27	604.28
10/1/2009	12/31/2009	634.07	562.40	625.39
1/1/2010	3/31/2010	690.30	586.49	678.64
4/1/2010	6/30/2010	741.92	609.49	609.49
7/1/2010	9/30/2010	677.64	590.03	676.14
10/1/2010	12/31/2010	792.35	669.45	783.65
1/1/2011	3/31/2011	843.55	773.18	843.55
4/1/2011	6/30/2011	865.29	777.20	827.43
7/1/2011	9/30/2011	858.11	643.42	644.16
10/1/2011	12/31/2011	765.43	609.49	740.92
1/1/2012	3/31/2012	846.13	747.28	830.30
4/1/2012	6/30/2012	840.63	737.24	798.49
7/1/2012	9/30/2012	864.70	767.75	837.45
10/1/2012	12/31/2012	852.49	769.48	849.35
1/1/2013	3/31/2013	953.07	872.60	951.54
4/1/2013	6/30/2013	999.99	901.51	977.48
7/1/2013	9/30/2013	1,078.41	989.47	1,073.79
10/1/2013	12/26/2013*	1,162.65	1,043.46	1,162.65

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through December 26, 2013. Accordingly, the "Quarterly High," "Quarterly Low and "Close" data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

The graph below illustrates the daily performance of the Index from January 2, 2003 through December 26, 2013, based on information from Bloomberg, without independent verification. The dotted line represents the Trigger Level, equal to 75% of the Index Closing Level on December 26, 2013.

Past performance of the Index is not indicative of the future performance of the Index.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Supplemental Underwriting Information

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this pricing supplement and "Use of Proceeds and Hedging" beginning on page PS-30 of the accompanying product supplement no. UBS-4-II.

The price to the public for all purchases of Securities in brokerage accounts is $10 per Security. UBS may receive selling commissions not in excess of the selling commissions set forth on the cover of this pricing supplement for distribution of the Securities to these brokerage accounts. With respect to sales to certain fee-based advisory accounts for which UBS is an investment adviser, UBS will act as a placement agent. The purchase price for these accounts will be $9.775 per Security and UBS will forgo any selling commissions related to these sales.

JPMS's Estimated Value of the Securities

JPMS's estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

JPMS's estimated value of the Securities is lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, if any, paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities" in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see "Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors" in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is expected to be up to five months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period."

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities.

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See "Hypothetical Examples and Return Table" in this pricing supplement for an illustration of the risk-return profile of the Securities and "The Index" in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to JPMS's estimated value of the Securities plus the selling commissions, if any, paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the applicable Securities, plus the estimated cost of hedging our obligations under the applicable Securities.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Securities offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.